As filed with the Securities and Exchange Commission on December 1, 2016

Registration No. 333-127580

Registration No. 333-94121

Registration No. 333-127580-01

Registration No. 333-94121-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-127580

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-94121

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-127580-01

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-94121-01

UNDER

THE SECURITIES ACT OF 1933

POST PROPERTIES, INC.

(Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

POST APARTMENT HOMES, L.P.

(Mid-America Apartments, L.P. as successor by merger to Post Apartment Homes, L.P.)

(Exact name of registrant as specified in charter)

Georgia (Post Properties, Inc.) Georgia (Post Apartment Homes, L.P.)	58-1550675 (Post Properties, Inc.) 58-2053632 (Post Apartment Homes, L.P.)
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Mid-America Apartment Communities, Inc. 6584 Poplar Avenue Memphis, Tennessee	38138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 901 682-6600

Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as

Amended and Restated Effective as of January 1, 2005

Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as

Amended and Restated Effective as of January 1, 2001

(Full Titles of the Plans)

Robert J. DelPriore

Executive Vice President and General Counsel

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process for

Mid-America Apartment Communities, Inc. as successor by merger to Post Properties, Inc.)

Copies to:

Mark S. Opper, Esq.	Richard F. Mattern, Esq.
Goodwin Procter LLP	Oscar L. Thomas, Esq.
The New York Times Building	Bass, Berry & Sims PLC
620 Eighth Avenue	The Tower at Peabody Place
New York, New York 10018	100 Peabody Place, Suite 1300
Tel: (212) 813-8800	Memphis, Tennessee 38103
Fax: (212) 355-3333	Tel: (901) 549-5933
Fax: (901) 549-5999

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Post Properties, Inc.	Large Accelerated Filer	☒	Accelerated Filer	☐

	Non-Accelerated Filer	☐	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

Post Apartment Homes, L.P.	Large Accelerated Filer	☐	Accelerated Filer	☐

	Non-Accelerated Filer	☒	Smaller Reporting Company	☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Post Properties, Inc., a Georgia corporation (the “Company”), and Post Apartment Homes, L.P., a Georgia limited partnership (the “Operating Partnership”), on Form S-8 (collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement No. 333-127580, filed with the Commission on August 16, 2005, registering $10,000,000 of deferred compensation obligations of the Company and the Operating Partnership and 175,000 shares of Common Stock of the Company under the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as Amended and Restated Effective as of January 1, 2005;

•	Registration Statement No. 333-94121, filed with the Commission on January 5, 2000, as amended by Post-Effective Amendment No. 1 filed with the Commission on December 13, 2000, registering $10,000,000 of deferred compensation obligations of the Company and the Operating Partnership under the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as Amended and Restated, effective January 1, 2001;

•	Registration Statement No. 333-127580-01, filed with the Commission on August 16, 2005, registering $10,000,000 of deferred compensation obligations of the Company and the Operating Partnership and 175,000 shares of Common Stock of the Company under the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as Amended and Restated Effective as of January 1, 2005; and

•	Registration Statement No. 333-94121-01, filed with the Commission on January 5, 2000, as amended by Post-Effective Amendment No. 1 filed with the Commission on December 13, 2000, registering $10,000,000 of deferred compensation obligations of the Company and the Operating Partnership under the Post Properties, Inc. Deferred Compensation Plan for Directors and Eligible Employees as Amended and Restated, effective January 1, 2001.

Effective December 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of August 15, 2016, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”), Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), the Company, Post GP Holdings, Inc., a Georgia corporation, and the Operating Partnership, (i) the Company merged with and into MAA and the separate corporate existence of the Company thereupon ended, and (ii) the Operating Partnership merged with and into MAA LP, and the separate existence of the Operating Partnership thereupon ended.

As a result of the mergers, the Company and the Operating Partnership have terminated any and all offerings of their securities pursuant to the Registration Statements. Accordingly, the Company and the Operating Partnership hereby terminate the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company and the Operating Partnership in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company and the Operating Partnership registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of Mid-America Apartment Communities, Inc., as successor by merger to the Company, and Mid-America Apartments, L.P., as successor by merger to the Operating Partnership, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 1st day of December, 2016.

Date: December 1, 2016	MID-AMERICA APARTMENT COMMUNITIES, INC., as successor by merger to Post Properties, Inc.

	By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 1, 2016	MID-AMERICA APARTMENTS, L.P. as successor by merger to Post Apartment Homes, L.P.

By: Mid-America Apartment Communities, Inc., its general partner

	By:	/s/ Albert M. Campbell, III
	Name:	Albert M. Campbell, III
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.